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                                                                    EXHIBIT 99.1

VIRATA TO ACQUIRE EXCESS BANDWIDTH CORPORATION TO
BECOME THE ONLY COMPANY OFFERING COMPLETE
SOLUTIONS FOR BOTH ASYMMETRIC AND SYMMETRIC DSL

FOR IMMEDIATE RELEASE

Excess Bandwidth's DSL Technologies Enable Virata to Enter the
Fast Growing Market for SDSL, HDSL2 and G.shdsl Products

SANTA CLARA, Calif., June 21, 2000 - Virata Corporation (Nasdaq: VRTA) today announced it has signed a definitive agreement to acquire privately held Excess Bandwidth Corporation in exchange for approximately 6.3 million shares of Virata common stock, valued at approximately $315 million based on Virata's closing price on June 20. The transaction is expected to provide Virata with symmetric DSL physical layer capabilities targeted at the high-growth markets for both business premises and central office equipment.

"Today's announcement is an important strategic move by Virata as it further enhances our growing arsenal of DSL solutions to offer our customers both asymmetric and symmetric solutions," said Charles Cotton, chief executive officer of Virata Corporation. "Excess Bandwidth's products will enable us to compete in the symmetrical market, which is expected to grow very rapidly. Virata will be well positioned as the only company in the world that can provide the major building blocks for manufacturers targeting customer premises or central office DSL equipment -- including communications processors, voice processors, integrated software, and ADSL and symmetric DSL physical layer solutions."

Commented Steve Dines, president and chief executive officer of Excess Bandwidth "We believe that Virata's business model of combining semiconductors and software to deliver the two key technologies required by telecommunications equipment companies is a winning strategy as it significantly accelerates their time to market. Our symmetric DSL PHY technology, combined with Virata's communications and voice processors and software, will deliver the perfect solution for equipment customers designing high-performance, cost effective symmetric DSL solutions. We are looking forward to being part of the Virata team and to playing a significant role in the development and success of the combined enterprise."

Added Cotton, "These new integrated symmetric DSL products will deliver the traditional Virata benefits of significantly lower equipment costs, rapid time to market, and cutting edge performance and functionality."

The Symmetric DSL Market Opportunity

In symmetric DSL implementations, such as SDSL, HDSL-2, and G.shdsl, the upstream and downstream data rates are equal, making these DSLs most suitable for medium-sized or large offices in which the transfer requirements from network to user and user to network are more equal than in the consumer or smaller office application. Following is a brief description of the different symmetric DSL technologies:

     . SDSL - operates on one pair of copper wires to deliver 1/2 T1 rates or ~ 768 Kbps in both directions and is typically limited in reach to 6000 ft.

     . HDSL-2 - designed to support full T1 rates ~1.5 Mbps in both directions on one pair of copper wires.
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     .  G.shdsl - rate-adaptive 192Kbps to 2.3 Mbps, trades-off slower speed of transmission for longer reach.

ADSL is an asymmetric format offering downstream - central office to customer - data rates up to 8 Mbps and upstream rates from 64Kbps to 800 Kbps. ADSL has been extremely successful in the residential and small business markets, where high-speed bandwidth is mostly required from the network to the user.

The transaction is subject to customary closing conditions and is expected to close in the third calendar quarter. The transaction will be accounted for as a purchase and will result in a charge related to the write-off of in-process research and development.

About Excess Bandwidth

Excess Bandwidth Corporation was founded in 1998 by Dr. Debajyoti Pal and Stanford Professor Thomas Kailath. The company develops advanced algorithms for high-bandwidth communications applications and implements those algorithms as integrated circuits. The company's efforts have been focused throughout on symmetric DSL.

Excess Bandwidth is located in Cupertino, California and currently has 50 employees, including approximately 40 physical layer and analog designers with complete VLSI development. The company will continue to operate out of its Cupertino office.

About Virata

Virata Corporation provides communications processors combined with integrated software modules to manufacturers of equipment utilizing digital subscriber line (DSL) technologies. These "integrated software on silicon" product solutions enable customers to develop a diverse range of broadband wireless and DSL equipment including modems, gateways, routers, and integrated access devices targeted at the voice and high-speed data network access market. Virata's products are designed to enable DSL equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and improvement.

Virata is a principal member of the ATM Forum, DSL Forum, MPLS Forum, uPNP Forum, HomePNA, ITU and the official Bluetooth SIG organization. A publicly traded company on the Nasdaq stock exchange, Virata was founded in 1993 and is headquartered in Santa Clara, California.

Virata is a registered trademark of Virata Corporation. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.

Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially. Factors that might cause a difference include, but are not limited to, those relating to evolving industry standards, the pace of development and market acceptance of Virata's products and the DSL market generally, commercialization and technological delays or difficulties, the impact of competitive products and technologies, competitive pricing pressures, manufacturing risks, the possibility of our products infringing patents and other intellectual property of third parties, product defects, costs of product development, the company's ability to complete the acquisition in the time period outlined, or at all, and extract value from the acquisition, and manufacturing and government regulation. Virata will not update these forward-looking statements to reflect events or circumstances after the date hereof. More detailed information about potential factors that could affect Virata's financial results is included in the documents Virata files from time to time with the Securities and Exchange Commission.

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Media Contacts:

     Kelly Morris
     Virata
     408-566-1026
     kmorris@virata.com
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     Desiree Russell
     Virata
     919-790-9189, ext. 3336
     drussell@virata.com